NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. ANNOUNCES IT WILL TAKE RESTRUCTURING AND GOODWILL CHARGES

MARYVILLE, TN – December 18, 2008 –Ruby Tuesday announced that the Company will incur restructuring charges in its second and third fiscal quarters of 2009 related to impairment and lease charges. The second quarter restructuring expense will include a non-cash impairment charge associated with the third quarter closure of approximately 40 locations and approximately 30 additional locations anticipated to close over the next several years, as well as a non-cash impairment charge related to approximately 35-40 surplus properties which are marketed for sale. The third quarter restructuring expense will include costs associated with lease terminations and future lease obligations related to the 40 third quarter closures. Any lease charges related to additional closures will be recorded in the quarter that the locations are actually closed.

The pre-tax restructuring charges are anticipated to include approximately $30-$40 million of non-cash asset impairments to be recognized in the second quarter of fiscal 2009 as well as a projected $10-$15 million for the lease-related costs to be recognized in the third quarter of fiscal 2009. The aggregate pre-tax restructuring charges are estimated to be in the range of $40-$55 million and subsequent to our third quarter, will favorably impact our future operating results.

In addition, during the second quarter, the Company concluded its goodwill was impaired. Due to the poor overall economic conditions, declines in fair value, declining sales at Company-owned restaurants and a challenging environment for the restaurant industry, the Company will record a pre-tax, non-cash charge in the second quarter of approximately $19 million.

The Company expects to continue to remain in compliance with its bank covenants as of the second fiscal quarter.

Ruby Tuesday, Inc.

News Release

December 18, 2008

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Management will provide more detailed information in conjunction with its second quarter conference call to be held on January 7, 2009.

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, Guam, and 14 foreign countries. As of December 2, 2008, the Company-owned and operated 714 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 171 and 57 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Steve Rockwell Vice-President, Finance	Phone: 865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.